UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2008
STARBUCKS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Washington	0-20322	91-1325671

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
2401 Utah Avenue South, Seattle, Washington 98134
(Address of principal executive offices)
(206) 447-1575
(Registrant’s Telephone Number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Attached hereto as Exhibit No. 99.1 and incorporated herein by reference is the text of a press release of Starbucks Corporation (the “Company”) dated January 7, 2008, announcing that James L. Donald will cease to serve as the president and chief executive officer of the Company and resign from the Board, effective immediately. The press release also announces that effective January 7, 2008, Howard Schultz now serves as president and chief executive officer of the Company, in addition to his current role as chairman of the board. Mr. Schultz will not receive any additional compensation in connection with his new position.
Howard Schultz, 53, is the founder of the Company and the chairman of the Board, president and chief executive officer. From June 2000 to February 2005, Mr. Schultz also held the title of chief global strategist. From the Company’s inception in November 1985 to June 2000, he served as chairman of the Board and chief executive officer. From November 1985 to June 1994, Mr. Schultz was also the Company’s president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to the Company. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company. Mr. Schultz also serves on the board of directors of DreamWorks Animation SKG, Inc.
During fiscal 2007, Mr. Schultz made personal use of corporate aircraft, for which he reimbursed the Company at the Company’s aggregate incremental cost. Mr. Schultz’s reimbursements for flights taken during fiscal 2007 totaled $400,919. The Audit Committee approved the aircraft reimbursement transactions in accordance with its charter.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description
99.1	Starbucks Corporation press release dated January 7, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STARBUCKS CORPORATION
Dated: January 7, 2008	By:	/s/ Howard Schultz
Howard Schultz
President, Chief Executive Officer and Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description
99.1	Starbucks Corporation press release dated January 7, 2008.